January 17, 2007

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:   CHINA HOUSING & LAND DEVELOPMENT, INC.
      File No. 000-51429

We have read the statements that we understand China Housing & Land Development, Inc. will include under item 4.01 of the Form 8-K report, dated December 29, 2006, it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Kabani & Company, Inc.
--------------------------